Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES
FIRST QUARTER FISCAL 2017 RESULTS

Solid Execution Against Growth Objectives

First Quarter Revenue of $1.42 billion, a 5.3 percent increase

Net Income of $67.8 million; Adjusted EBITDA1 of $143.8 million

Diluted Earnings per Share of $0.45 and Adjusted Diluted Earnings per Share1 of $0.46

Quarterly dividend of $0.15 per share, payable on August 31, 2016

McLean, Virginia; July 27, 2016 - Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting and engineering services firm Booz Allen Hamilton Inc., today announced preliminary results for the first quarter of fiscal 2017.

The Company generated a second consecutive quarter of healthy year-over-year revenue growth, delivered improved earnings over the prior year period, and recorded seasonally strong contract awards. Total backlog grew by 29.8 percent over the prior year, generating a book-to-bill ratio of 1.14x, the strongest first-quarter award performance since fiscal 2012.

“Booz Allen’s solid first quarter results demonstrate again Booz Allen’s success in setting a plan and executing against it, as well as our continued progress toward sustainable, quality growth,” said Horacio Rozanski, President and Chief Executive Officer. “Clients across our defense, intelligence, civil, and global commercial markets see the differentiation and quality our exceptional people offer by integrating consulting, technical expertise, and mission knowledge.”

The Company authorized and declared a regular dividend of $0.15 per share, payable on August 31, 2016, to stockholders of record on August 10, 2016.

Financial Review

First Quarter 2016 - A summary of additional results for the first quarter of fiscal 2017 and the key factors driving those results is below:

•
Gross Revenue was $1.42 billion in the first quarter of fiscal 2017, an increase of 5.3 percent compared with the prior year period, primarily driven by increased client staff billability, and therefore direct labor to meet increased client demand. The growth was additionally driven by an increase in billable expenses.

•
Operating Income increased to $129.3 million from $126.1 million and Adjusted Operating Income[1] increased to $130.4 million from $127.2 million in the prior year period, both primarily driven by the same factors as Gross Revenue.

•
Net Income increased to $67.8 million from $64.3 million and Adjusted Net Income[1] increased to $69.3 million, from $65.7 million in the prior year period. The increase in Net Income and Adjusted Net Income were primarily due to the same factors as Gross Revenue, as well as a lower effective tax rate.

•	Adjusted EBITDA increased to $143.8 million, from $141.3 million in the prior year period. The increase was driven by the same factors that increased Gross Revenue.

•
Diluted EPS increased to $0.45 from $0.43 in the prior year period, and Adjusted Diluted EPS increased to $0.46 from $0.44. The increases were driven by the same factors affecting Net Income and Adjusted Net Income.

•
Net cash provided by operating activities was $11.6 million and Free Cash Flow[1] was $5.5 million. The decrease in cash flow generation from the prior year was primarily the result of an increase in accounts receivable tied to our strong revenue growth and the residual effect of excess indirect costs incurred during the prior fiscal year.

As of June 30, 2016, total backlog was $12.0 billion, compared to $9.3 billion as of June 30, 2015, an increase of 29.8 percent. The majority of the growth in total backlog was in priced options, which rose to $6.5 billion, an increase of 48.6 percent compared with the prior year period, while both funded and unfunded backlog also showed significant growth. The improvement in total backlog was due to awards resulting from greater investments in bid and proposal activity in the prior fiscal year.

1 Adjusted EBITDA, Adjusted Diluted EPS, Adjusted Operating Income, Adjusted Net Income, and Free Cash Flow are non-GAAP financial measures. See “Non-GAAP Financial Information” below for additional detail.

Financial Outlook

For our full fiscal year 2017 we are reaffirming the guidance we issued on May 18, 2016. For the full year, we expect revenue to increase in the range of two percent to five percent. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.60 to $1.70 and Adjusted Diluted EPS to be on the order of $1.65 to $1.75.

These EPS estimates are based on fiscal 2017 estimated average diluted shares outstanding of approximately 150 million shares, and a 40.1 percent effective tax rate, which does not include federal and state tax credits for which qualification has not yet been established.

Conference Call Information

Booz Allen Hamilton will host a conference call at 8 a.m. EDT on Wednesday, July 27, 2016, to discuss the financial results for its first quarter of fiscal year 2017 (ended June 30, 2016).

Analysts and institutional investors may participate on the call by dialing (877) 375-9141 International: (253) 237-1151. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at investors.boozallen.com. A replay of the conference call will be available online at investors.boozallen.com beginning at 11 a.m. EDT on July 27, 2016, and continuing for 30 days.

About Booz Allen Hamilton

Booz Allen Hamilton (NYSE: BAH) has been at the forefront of strategy and technology for more than 100 years. Today, the firm provides management and technology consulting and engineering services to leading Fortune 500 corporations, governments, and not-for-profits across the globe. Booz Allen partners with public and private sector clients to solve their most difficult challenges through a combination of consulting, analytics, mission operations, technology, systems delivery, cybersecurity, engineering, and innovation expertise.

With international headquarters in McLean, Virginia, the firm employs more than 22,500 people globally, and had revenue of $5.41 billion for the 12 months ended March 31, 2016. To learn more, visit www.boozallen.com.

CONTACT:
Media Relations - James Fisher 703-377-7595;
Investor Relations - Curt Riggle 703-377-5332.
BAHPR-FI

Non-GAAP Financial Information
“Adjusted Operating Income” represents Operating Income before adjustments related to the amortization of intangible assets. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Net Income” represents net income before: (i) adjustments related to the amortization of intangible assets, and (ii) amortization or write-off of debt issuance costs and write-off of original issue discount, net of the tax effect where appropriate calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.
“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.
Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net

Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and net cash provided by operating activities to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.
With respect to our expectations under “Financial Outlook” above, reconciliation of Adjusted Diluted EPS guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to our inability to predict our stock price, equity grants and dividend declarations during the course of fiscal 2017.   Projecting future stock price, equity grants and dividends to be declared would be necessary to accurately calculate the difference between Adjusted Diluted EPS and GAAP EPS as a result of the effects of the two-class method and related possible dilution used in the calculation of EPS. Consequently, any attempt to disclose such reconciliation would imply a degree of precision that could be confusing or misleading to investors. We expect the variability of the above charges to have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Forward Looking Statements
Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.
These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
These risks and other factors include: cost cutting and efficiency initiatives, budget reductions, Congressionally mandated automatic spending cuts, and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011 (as amended by the American Taxpayer Relief Act of 2012, the Bipartisan Budget Act of 2013 and the Bipartisan Budget Act of 2015), which have reduced and delayed contract awards and funding for orders for services especially in the current political environment or otherwise negatively affect our ability to generate revenue under contract awards, including as a result of reduced staffing and hours of operation at U.S. government clients; delayed funding of our contracts due to uncertainty relating to and a possible failure of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, or changes in the pattern or timing of government funding and spending (including those resulting from or related to cuts associated with sequestration or other budgetary cuts made in lieu of sequestration); current and continued uncertainty around the timing, extent, nature, and effect of ongoing Congressional and other U.S. government action to address budgetary constraints, including, but not limited to, uncertainty around the outcome of Congressional efforts to craft a long-term agreement on the U.S. government’s ability to incur indebtedness in excess of its current limits, and the U.S. deficit any issue that compromises our relationships with the U.S. government or damages our professional reputation, including negative publicity concerning government contractors in general or us in particular; changes in U.S. government spending, including a continuation of efforts by the U.S. government to decrease spending for management support service contracts, and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays or losses of contract awards caused by competitors' protests of major contract awards received by us; the loss of General Services Administration Multiple Award schedule contracts, or GSA schedules, or our position as prime contractor on government-wide acquisition contract vehicles, or GWACs; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time, and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of and replenish our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; an inability to attract, train, or retain employees with the requisite skills, experience, and security clearances; an inability to hire, assimilate, and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors, including the improper use or release of our clients' sensitive or classified information; increased insourcing by various U.S. government agencies due to changes in the definition of “inherently governmental” work, including proposals to limit contractor access to sensitive or classified information and work assignments; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews, and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; continued efforts to change how the U.S. government reimburses compensation related and other expenses or otherwise limit such reimbursements, including recent rules that expand the scope of existing reimbursement limitations, such as a reduction in allowable annual employee compensation to certain contractors as a result of the Bipartisan Budget Act of 2013, and an increased risk of compensation being deemed unallowable or payments being withheld as a result of U.S. government audit, review or investigation; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules, and regulations, such as those relating to organizational conflicts of interest issues or limits; risks related to completed and future acquisitions, including our ability to realize the expected benefits from such acquisitions; an inability to utilize existing or future tax benefits, including those related to our stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and indefinite delivery, indefinite quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 19, 2016.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,
(Amounts in thousands, except per share data)	2016	2015
	(Unaudited)
Revenue	$1,422,722	$1,351,604
Operating costs and expenses:
Cost of revenue	656,954	643,032
Billable expenses	432,265	378,650
General and administrative expenses	189,701	188,661
Depreciation and amortization	14,501	15,117
Total operating costs and expenses	1,293,421	1,225,460
Operating income	129,301	126,144
Interest expense	(17,828)	(17,490)
Other, net	1,891	(68)
Income before income taxes	113,364	108,586
Income tax expense	45,547	44,280
Net income	$67,817	$64,306
Earnings per common share:
Basic	$0.46	$0.44
Diluted	$0.45	$0.43
Dividends declared per share	$0.15	$0.13

Exhibit 2
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	June 30, 2016	March 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$179,974	$187,529
Accounts receivable, net of allowance	952,797	892,289
Prepaid expenses and other current assets	77,457	109,953
Total current assets	1,210,228	1,189,771
Property and equipment, net of accumulated depreciation	128,813	130,169
Intangible assets, net of accumulated amortization	217,548	220,658
Goodwill	1,361,913	1,361,913
Other long-term assets	123,178	107,660
Total assets	$3,041,680	$3,010,171
Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$106,779	$112,813
Accounts payable and other accrued expenses	462,800	484,769
Accrued compensation and benefits	205,593	241,367
Other current liabilities	120,191	100,964
Total current liabilities	895,363	939,913
Long-term debt, net of current portion	1,501,540	1,484,448
Other long-term liabilities	182,503	177,322
Total liabilities	2,579,406	2,601,683
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 153,965,243 shares at June 30, 2016 and 153,391,058 shares at March 31, 2016; outstanding, 148,412,606 shares at June 30, 2016 and 147,992,462 shares at March 31, 2016	1,539	1,534
Treasury stock, at cost — 5,552,637 shares at June 30, 2016 and 5,398,596 shares at March 31, 2016	(140,011)	(135,445)
Additional paid-in capital	255,898	243,475
Retained earnings	364,004	318,537
Accumulated other comprehensive loss	(19,156)	(19,613)
Total stockholders’ equity	462,274	408,488
Total liabilities and stockholders’ equity	$3,041,680	$3,010,171

Exhibit 3
Booz Allen Hamilton Holding Corporation
Condensed Consolidated Statements of Cash Flows

	Three Months Ended June 30,
(Amounts in thousands)	2016	2015
	(Unaudited)
Cash flows from operating activities
Net income	$67,817	$64,306
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,501	15,117
Stock-based compensation expense	5,889	6,265
Excess tax benefits from stock-based compensation	(3,546)	(3,673)
Amortization of debt issuance costs	2,083	2,072
Losses on dispositions and impairments	3	29
Changes in assets and liabilities:
Accounts receivable	(60,508)	(10,131)
Prepaid expenses and other current assets	36,206	(11,023)
Other long-term assets	(15,980)	(13,841)
Accrued compensation and benefits	(34,533)	(41,530)
Accounts payable and other accrued expenses	(20,776)	(24,159)
Accrued interest	1,658	2,116
Other current liabilities	13,195	30,821
Other long-term liabilities	5,638	2,727
Net cash provided by operating activities	11,647	19,096
Cash flows from investing activities
Purchases of property and equipment	(6,171)	(13,140)
Cash paid for business acquisitions, net of cash acquired	(851)	—
Net cash used in investing activities	(7,022)	(13,140)
Cash flows from financing activities
Net proceeds from issuance of common stock	1,571	1,379
Stock option exercises	2,338	871
Excess tax benefits from stock-based compensation	3,546	3,673
Repurchases of common stock	(4,566)	(34,600)
Cash dividends paid	(22,349)	(19,052)
Dividend equivalents paid to option holders	(2,157)	(3,593)
Repayment of debt	(175,563)	(10,375)
Proceeds from debt issuance	185,000	—
Net cash used in financing activities	(12,180)	(61,697)
Net decrease in cash and cash equivalents	(7,555)	(55,741)
Cash and cash equivalents — beginning of period	187,529	207,217
Cash and cash equivalents — end of period	$179,974	$151,476
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$14,051	$13,286
Income taxes	$1,490	$1,314

Exhibit 4
Booz Allen Hamilton Holding Corporation
Non-GAAP Financial Information

	Three Months Ended June 30,
(Amounts in thousands, except share and per share data)	2016	2015
	(Unaudited)
Adjusted Operating Income
Operating Income	$129,301	$126,144
Amortization of intangible assets (a)	1,126	1,056
Adjusted Operating Income	$130,427	$127,200
EBITDA & Adjusted EBITDA
Net income	$67,817	$64,306
Income tax expense	45,547	44,280
Interest and other, net	15,937	17,558
Depreciation and amortization	14,501	15,117
EBITDA & Adjusted EBITDA	143,802	141,261
Adjusted Net Income
Net income	$67,817	$64,306
Amortization of intangible assets (a)	1,126	1,056
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,289	1,294
Adjustments for tax effect (b)	(966)	(940)
Adjusted Net Income	$69,266	$65,716
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	149,634,592	149,271,321
Adjusted Net Income Per Diluted Share (c)	$0.46	$0.44
Free Cash Flow
Net cash provided by operating activities	$11,647	$19,096
Less: Purchases of property and equipment	(6,171)	(13,140)
Free Cash Flow	$5,476	$5,956

(a)	Reflects amortization of intangible assets resulting from the Acquisition of our Company by The Carlyle Group.

(b)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.

(c)
Excludes an adjustment of approximately $0.6 million and $0.7 million of net earnings for the three months ended June 30, 2016 and 2015 respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5
Booz Allen Hamilton Holding Corporation
Operating Data

	As of June 30,
(Amounts in millions)	2016	2015
Backlog
Funded	$2,639	$2,388
Unfunded (1)	2,873	2,493
Priced Options	6,504	4,377
Total Backlog	$12,016	$9,258

(1)
Amount as of June 30, 2015 reflects a reduction by management to the revenue value of orders for services under one then existing single award ID/IQ contract the Company had for several years, based on an established pattern of funding under this contract by the U.S. government.

	Three Months Ended June 30,
	2016	2015
Book-to-Bill *	1.14	0.92

*	Book-to-bill is calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of June 30,
	2016	2015
Headcount
Total Headcount	22,524	22,544
Consulting Staff Headcount	20,249	20,325

	Three Months Ended June 30,
	2016	2015
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (2)	49%	55%
Time-and-Materials	27%	24%
Fixed-Price (3)	24%	21%

(2)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.

(3)	Includes fixed-price level of effort contracts.

	Three Months Ended June 30,
	2016	2015
Days Sales Outstanding **	65	61

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.